Exhibit 99.1

FOR IMMEDIATE RELEASE		NYSE:ARI
CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

SECOND QUARTER 2014 FINANCIAL RESULTS AND

DECLARES A COMMON STOCK QUARTERLY DIVIDEND OF $0.40 PER SHARE

— 35.5% Increase in Operating Earnings Per Share —

New York, NY, July 29, 2014 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter and six month period ended June 30, 2014.

Second Quarter 2014 and Recent Highlights

•	Reported Operating Earnings (a non-GAAP financial measure defined below) per share of common stock of $0.42 for the quarter ended June 30, 2014, an increase of 35.5% as compared to Operating Earnings per share of common stock of $0.31 for the quarter ended June 30, 2013;

•	Generated $23.8 million of net interest income from the Company’s $1.3 billion investment portfolio, which had a weighted average underwritten internal rate of return (“IRR”) of approximately 13.6% and a levered weighted average underwritten IRR of approximately13.9% at June 30, 2014;

•	Closed $402.3 million of commercial real estate loans and invested $34.7 million of equity into commercial mortgage-backed securities (“CMBS”) with an aggregate purchase price of $173.6 million;

•	Amended the Company’s master repurchase agreement with JPMorgan Chase Bank, N.A. (“JPM Facility”) to increase the total borrowing capacity to $175 million from $100 million and amended the Company’s master repurchase agreement with Deutsche Bank AG (the “Deutsche Bank Facility”) to increase the total borrowing capacity to $200 million from $100 million;

•	Completed an underwritten public offering of 9,706,000 shares of common stock at a price of $16.35 per share, raising net proceeds of $158.4 million; and

•	Subsequent to quarter end, closed two additional commercial real estate loans totaling $54.5 million and invested $6.4 million of equity into CMBS with an aggregate purchase price of $31.8 million, bringing year to date investments to $733 million.

“ARI has had a great start to 2014, with over $733 million of commercial real estate debt investments closed year-to-date,” said Stuart Rothstein, Chief Executive Officer of the Company. “Our Manager continues to invest in building out ARI’s investment platform and we believe ARI has developed a reputation as a reliable, creative capital provider. The depth of ARI’s platform was evidenced during the quarter, as the Company provided full financing solutions to commercial real estate developers and owners. We continue to see ample investment opportunities for the Company, both within the United States and internationally, and importantly, we believe the credit quality of the Company’s investment portfolio remains stable.”

Second Quarter 2014 Operating Results

The Company reported Operating Earnings of $18.0 million, or $0.42 per share, for the three months ended June 30, 2014, representing a per share increase of 35.5% as compared to Operating Earnings of $11.7 million, or $0.31 per share, for the three months ended June 30, 2013. Net income available to common stockholders for the three months ended June 30, 2014 was $22.1 million, or $0.51 per share, as compared to net income available to common stockholders of $9.9 million, or $0.27 per share, for the three months ended June 30, 2013.

For the six months ended June 30, 2014, the Company reported Operating Earnings of $32.0 million, or $0.80 per share, representing a 14.3% per share increase as compared to Operating Earnings of $23.7 million, or $0.70 per share, for the six months ended June 30, 2013. Net income available to common stockholders for the six months ended June 30, 2014 was $37.8 million, or $0.94 per share, as compared to net income available to common stockholders of $20.0 million, or $0.59 per share, for the six months ended June 30, 2013.

Second Quarter 2014 Investment and Portfolio Activity

New Investments – During the second quarter, ARI committed to invest $576.0 million.

Commenting on the investment activity, Scott Weiner, the Manager’s Chief Investment Officer, said: “The second quarter of 2014 was ARI’s most active in the Company’s five-year history and our investments were diversified across our target asset classes, as well as across property types and geographies. In addition, as the Company expanded its capital base, during the quarter ARI was able to principal two larger loans and then syndicate portions of these loans to third parties.”

ARI’s second quarter investments included the following transactions:

•	$210.0 million fixed-rate, five-year first mortgage loan secured by a portfolio of 229 single-family and condominium homes located across North and Central America, the Caribbean and England. Simultaneously with closing, ARI syndicated $104.0 million of the loan to other funds managed by affiliates of Apollo Global Management, LLC and retained $106.0 million of the first mortgage loan. The first mortgage loan has an appraised loan-to-value (“LTV”) of approximately 49% and was underwritten to generate an IRR of approximately 8.2% on an unlevered basis. ARI anticipates financing the investment and on a levered basis, the investment was underwritten to generate an IRR of approximately 15%;

•	$54.0 million (£32.1 million) fixed rate, nine-month mezzanine loan in connection with the purchase of an existing commercial building that is expected to be re-developed into a 173,000 salable square foot residential condominium in Central London. The mezzanine loan is part of a $126.1 million (£75 million) pre-development loan comprised of a $72.1 million (£42.9 million) first mortgage and ARI’s $54.0 million (£32.1 million) mezzanine loan. In order to mitigate foreign currency exchange risk, ARI entered into a forward contract to fix the exchange rate. ARI will have the option, but not the obligation, to participate in the development financing. ARI’s loan basis represents a 78% appraised LTV. The mezzanine loan has been underwritten to generate an IRR of approximately 12%;

•	$155.0 million floating-rate whole loan secured by the first mortgage and equity interests in an entity that owns a resort hotel in Aruba. The property consists of 442 hotels rooms, 114 timeshare units, two casinos and approximately 131,500 square feet of retail space. In June, ARI syndicated a $90.0 million senior participation in the loan and retained a $65.0 million junior participation in the loan. The whole loan has a three-year term with two one-year extension options and an appraised LTV of 60%. The junior participation was underwritten to generate an IRR of approximately 14%;

•	$34.0 million floating-rate first mortgage loan for the acquisition of a newly renovated 301-key hotel located in downtown Philadelphia. The first mortgage has a three-year term with two one-year extension options and an underwritten loan-to-cost of 58%. The first mortgage loan was underwritten to generate an IRR of approximately 13% on a levered basis;

•	$65.1 million floating-rate first mortgage loan ($20.0 million of which was funded at closing) for the development of a 40-unit luxury residential condominium in downtown Bethesda, Maryland. ARI’s loan has a 30-month term with a six-month extension option. On a fully funded basis, the first mortgage loan has a projected appraised loan-to-net sellout of approximately 67% and has been underwritten to generate an IRR of approximately 14%;

•	$28.3 million fixed-rate mezzanine loan secured by the equity interest in a 795-key full-service hotel and 226,000 square foot office and retail condominium in the Times Square neighborhood of New York City. The mezzanine loan has a remaining six month term and an underwritten LTV of 67%. The mezzanine loan was underwritten to generate an IRR of approximately 8%;

•	$50.0 million floating-rate mezzanine loan secured by the equity interest in a portfolio of 167 wholly owned skilled nursing facilities located across 19 states. The mezzanine loan was issued in connection with the refinancing of the portfolio and paid off the existing $47.0 million mezzanine loan ARI acquired in 2013. The new mezzanine loan has a two-year initial term with three one-year extension options and an underwritten LTV of 62%. The mezzanine loan was underwritten to generate an IRR of approximately 12%; and

•	$34.7 million of equity for the acquisition of CMBS with an aggregate purchase price of $173.6 million. ARI financed the CMBS utilizing $138.9 million of borrowings under the Deutsche Bank Facility. The CMBS have a weighted average life of 2.8 years and have been underwritten to generate an IRR of approximately 17%.

Second Quarter 2014 Capital Markets Activity

Amendment of JP Morgan Facility and Deutsche Bank Facility – ARI amended the Company’s JPMorgan Facility to expand the total borrowing capacity to $175 million from $100 million. The facility expires in January 2015. In addition, ARI amended the Company’s Deutsche Bank Facility to expand the total borrowing capacity to $200 million from $100 million. The Deutsche Bank Facility expires in April 2018 and is used to finance the acquisition of CMBS. At June 30, 2014, the JPMorgan Facility had an outstanding balance of $146.7 million and the Deutsche Bank Facility had an outstanding balance of $138.9 million.

Common Stock Offering – In May, the Company completed a public offering of 9,706,000 shares of common stock at a price of $16.35 per share, including a portion of the underwriters’ option to purchase additional shares, raising net proceeds of $158.4 million.

Quarter End Portfolio Summary

The following table sets forth certain information regarding the Company’s investments at June 30, 2014 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Yield	Debt	Cost of Funds	Equity at Cost(1)	Current Weighted Average Underwritten IRR (2)	Levered Weighted Average Underwritten IRR(3)
First mortgage loans	$343,810	8.4%	$146,698	2.7%	$197,112	15.0%	16.4%
Subordinate loans(4)	659,045	11.9	—	—	659,045	12.8	12.8
CMBS	339,724	6.3	299,526	3.1	70,325	15.4	15.5

Total/Weighted Average	$1,342,579	9.6%	$446,224	2.9%	$926,482	13.6%	13.9%

(1)	Includes $30,127 of restricted cash related to the Company’s repurchase facility with UBS AG (the “UBS Facility”).
(2)	The underwritten IRR for the investments shown in the above table and elsewhere in this press release reflect the returns underwritten by ACREFI Management, LLC, the Company’s external manager (the “Manager”), calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings under the Wells Facility remains constant over the remaining term. With respect to certain loans, the underwritten IRR calculation assumes certain estimates with respect to the timing and magnitude of future fundings for the remaining commitments and associated loan repayments, and assumes no defaults. IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. There can be no assurance that the actual IRRs will equal the underwritten IRRs shown in the table. See “Item 1A—Risk Factors—The Company may not achieve its underwritten internal rate of return on its investments which may lead to future returns that may be significantly lower than anticipated” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table over time.
(3)	The Company’s ability to achieve its underwritten levered weighted average IRR with regard to its portfolio of first mortgage loans is additionally dependent upon the Company utilizing the JPMorgan Facility or any replacement facility with similar terms and re-borrowing approximately $28,302 in total. Without such re-borrowing, the levered weighted average underwritten IRRs will be as indicated in the current weighted average underwritten IRR column above.

(4)	Subordinate loans are net of a participation sold during June 2014. ARI presents the participation sold as both assets and non-recourse liabilities because the participation does not qualify as a sale according to GAAP. At June 30, 2014, ARI had one such participation sold with a carrying amount of $89,182.

Loan-to-Value

At June 30, 2014, the Company’s commercial real estate loan portfolio, not including CMBS, had a weighted average LTV of 58%. Within the commercial real estate loan portfolio, the first mortgage loans had a weighted average LTV of 48% and the subordinate loans had a weighted average LTV of 64%.

Book Value

The Company’s book value per share at June 30, 2014 was $16.30, as compared to book value per share of $16.21 at March 31, 2014. For purposes of GAAP accounting, the Company carries loans at amortized cost and its CMBS are marked to market. Management has estimated that the fair value of the Company’s net assets at June 30, 2014 was approximately $9.8 million greater than the carrying value as of the same date, assuming debt is valued at its par settlement amount. This difference represents a premium of $0.21 per share over the Company’s book value as of June 30, 2014, and results in an estimated market value per share of approximately $16.51.

Subsequent Events

New Investments – Subsequent to quarter end, ARI closed two commercial real estate loan transactions totaling approximately $54.5 million and invested $6.4 million of equity into CMBS with an aggregate purchase price of $31.8 million. The loan transactions include the following:

•	$20.0 million floating-rate mezzanine loan secured by the equity interest in a 280-key hotel in the NoMad neighborhood of New York City. The mezzanine loan has a two-year initial term and three one-year extension options and an appraised LTV of 61%. The mezzanine loan was underwritten to generate an IRR of approximately 12%; and

•	$34.5 million ($30.0 million of which was funded at closing) floating-rate, first mortgage loan secured by a newly constructed, Class-A, 63-unit multifamily property located in Brooklyn, New York, which also includes approximately 7,300 square feet of retail space and 31 parking spaces. The first mortgage loan has a two-year initial term with three one-year extension options and an appraised LTV of 63% based upon the initial funding. The future funding is contingent upon the property achieving certain occupancy and cash flow hurdles. ARI anticipates financing the loan, and on a levered basis, the loan was underwritten to generate an IRR of approximately 12%.

Dividend – ARI’s Board of Directors declared a dividend of $0.40 per share of common stock, which is payable on October 15, 2014 to common stockholders of record on September 30, 2014.

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used by the Company to approximate cash available for distribution and is defined by the Company as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding), (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders and (iii) the non-cash amortization expense related to the reclassification of a portion of the senior convertible notes to stockholders’ equity in accordance with GAAP.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The tables below reconcile Operating Earnings and Operating Earnings per share with net income available to common stockholders and net income available to common stockholders per share for the three and six month periods ended June 30, 2014 and June 30, 2013 ($ amounts in thousands, except share and per share data):

	Three Months Ended June 30, 2014	Earnings Per Share (Diluted)	Three Months Ended June 30, 2013	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$22,098	$0.51	$9,929	$0.27
Adjustments:
Unrealized (gain)/loss on securities	(4,749)	(0.11)	1,421	0.03
Unrealized (gain)/loss on derivative instruments	1,093	0.03	(57)	—
Foreign currency gain	(959)	(0.02)	—	—
Equity-based compensation expense	362	0.01	428	0.01
Amortization of convertible notes related to equity reclassification	200	—	—	—

Total adjustments:	(4,053)	(0.09)	1,792	0.04

Operating Earnings	$18,045	$0.42	$11,721	$0.31

Basic weighted average shares of common stock outstanding:	42,888,747		36,880,410
Diluted weighted average shares of common stock outstanding:	43,099,354		37,373,885

	Six Months Ended June 30, 2014	Earnings Per Share (Diluted)	Six Months Ended June 30, 2013	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$37,819	$0.94	$20,001	$0.59
Adjustments:
Unrealized (gain)/loss on securities	(6,934)	(0.17)	2,500	0.07
Unrealized (gain)/loss on derivative instruments	1,093	0.03	(130)	—
Foreign currency gain	(959)	(0.02)	—	—
Equity-based compensation expense	788	0.02	1,311	0.04
Amortization of convertible notes related to equity reclassification	229	—	—	—

Total adjustments:	(5,783)	(0.14)	3,681	0.11

Operating Earnings	$32,036	$0.80	$23,682	$0.70

Basic weighted average shares of common stock outstanding:	40,021,722		33,511,889
Diluted weighted average shares of common stock outstanding:	40,236,109		33,946,329

Teleconference Details:

The Company will host a conference call to discuss its financial results on Wednesday, July 30, 2014 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s second quarter 2014 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 10:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 69283340). Please note the teleconference call will be available for replay beginning at 1:00 p.m. on Wednesday, July 30, 2014, and ending at midnight on Wednesday, August 6, 2014. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 69283340.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, invests in, acquires and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $159.3 billion of assets under management at March 31, 2014.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands—except share and per share data)

	June 30, 2014	December 31, 2013
Assets:
Cash	$63,335	$20,096
Restricted cash	30,127	30,127
Securities available-for-sale, at estimated fair value	23,281	33,362
Securities, at estimated fair value	324,724	158,086
Commercial mortgage loans, held for investment	343,810	161,099
Subordinate loans, held for investment	748,227	497,484
Interest receivable	15,183	6,022
Deferred financing costs, net	5,088	628
Other assets	975	600

Total Assets	$1,554,750	$907,504

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	$446,224	$202,033
Convertible senior notes, net	139,362	—
Participations sold	89,182	—
Derivative instrument	1,093	—
Accounts payable and accrued expenses	5,260	2,660
Payable to related party	2,966	2,628
Dividends payable	20,665	17,227

Total Liabilities	704,752	224,548

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and 3,450,000 shares issued and outstanding in 2014 and 2013	35	35
Common stock, $0.01 par value, 450,000,000 shares authorized, 46,848,675 and 36,888,467 shares issued and outstanding in 2014 and 2013, respectively	468	369
Additional paid-in-capital	860,421	697,610
Retained earnings (accumulated deficit)	(10,132)	(14,188)
Accumulated other comprehensive loss	(794)	(870)

Total Stockholders’ Equity	849,998	682,956

Total Liabilities and Stockholders’ Equity	$1,554,750	$907,504

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands—except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net interest income:
Interest income from securities	$4,366	$3,014	$6,785	$6,101
Interest income from commercial mortgage loans	6,438	3,676	10,449	7,268
Interest income from subordinate loans	18,238	11,498	32,968	22,953
Interest income from repurchase agreements	—	—	—	2
Interest expense	(5,258)	(955)	(7,015)	(2,024)

Net interest income	23,784	17,233	43,187	34,300

Operating expenses:
General and administrative expenses (includes $362 and $788 of equity-based compensation in 2014 and $428 and $1,311 in 2013, respectively)	(1,479)	(1,437)	(2,921)	(3,333)
Management fees to related party	(2,966)	(2,600)	(5,531)	(4,759)

Total operating expenses	(4,445)	(4,037)	(8,452)	(8,092)
Interest income from cash balances	4	16	4	16
Unrealized gain/(loss) on securities	4,749	(1,421)	6,934	(2,500)
Foreign currency gain	959	—	959	—
Loss on derivative instruments (includes $1,093 and $1,093 of unrealized losses in 2014 and $57 and $130 of unrealized gains in 2013, respectively)	(1,093)	(2)	(1,093)	(3)

Net income	23,958	11,798	41,539	23,721

Preferred dividend	(1,860)	(1,860)	(3,720)	(3,720)

Net income available to common stockholders	$22,098	$9,929	$37,819	$20,001

Basic and diluted net income per share of common stock	$0.51	$0.27	$0.94	$0.59

Basic weighted average shares of common stock outstanding	42,888,747	36,880,410	40,021,722	33,511,889

Diluted weighted average shares of common stock outstanding	43,099,354	37,373,885	40,236,109	33,946,329

Dividend declared per share of common stock	$0.40	$0.40	$0.80	$0.80